Exhibit 99.1

Northwest	t (240) 497-9024	www.nwbio.com
Biotherapeutics, Inc.	f (240) 627-4121	NASDAQ: NWBO

4800 Montgomery Lane
Suite 800
Bethesda, MD 20814

NW Bio Announces Pricing Of $17.5 Million Offering Of Convertible Notes

Convertible at $7.30 Per Share;  Will Fund New Manufacturing Capacity in Europe

Bethesda, MD, August 14, 2014 – Northwest Biotherapeutics, Inc. (NASDAQ: NWBO) (“NW Bio”) today announced the pricing of $17.5 million aggregate principal amount of its unsecured convertible notes (the “Notes”) in a private placement. The Notes are initially convertible at $7.30 per share, a 10% premium above the closing market price of $6.64 per share on August 13, 2014. NW Bio plans to use the offering proceeds to fund new manufacturing capacity in Europe and for general corporate purposes.

The Notes will bear interest at a rate of 5.00% per year, and mature in three years unless earlier converted. The Notes will be subject to certain adjustments as provided in the Indenture.

The investors in the Notes will have the right, exercisable for three months, to purchase up to an additional 30% of the aggregate principal amount of the Notes on the same terms and conditions.

The sale of the Notes to the initial purchasers is expected to settle on August 19, 2014, subject to customary closing conditions, and is expected to result in approximately $16.15 million net proceeds to NW Bio, after deducting fees and estimated offering expenses payable by NW Bio.

Neither the Notes nor the shares of NW Bio’s common stock issuable upon conversion of the Notes, if any, have been registered under the Securities Act of 1933, as amended (the “Act”) or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the securities will be made only by means of a private offering memorandum pursuant to Rule 144A under the Act.

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe.  The Company has a broad platform technology for DCVax dendritic cell-based vaccines.  The Company's lead program is a 312-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM).  GBM is the most aggressive and lethal form of brain cancer, and is an "orphan disease."  The Company is under way with a 60-patient Phase I/II trial with DCVax-Direct for all inoperable solid tumor cancers.  The Company previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer.  The Company conducted a Phase I/II trial with DCVax for metastatic ovarian cancer together with the University of Pennsylvania.  In Germany, the Company recently received approval of a 5-year Hospital Exemption for treatment of glioma (brain cancer) patients outside the clinical trial.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect," "believe," "intend," "design," "plan," "continue," "may," "will," "anticipate," and similar expressions are intended to identify forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks related to the Company's ability to enroll patients in its clinical trials and complete the trials on a timely basis, uncertainties about the clinical trials process, uncertainties about the timely performance of third parties, risks related to whether the Company's products will demonstrate safety and efficacy, risks related to the Company's and Cognate's abilities to carry out the intended manufacturing expansions, risks related to the Company's ongoing ability to raise additional capital, risks related to the Company's ability to carry out the Hospital Exemption program and risks related to possible reimbursement and pricing.  Additional information on these and other factors, including Risk Factors, which could affect the Company's results, is included in its Securities and Exchange Commission ("SEC") filings.  Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  You should not place undue reliance on any forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Media Contacts:

Les Goldman 202-841-7909	Beverly Jedynak 312-943-1123
lgoldman@nwbio.com	bjedynak@janispr.com